Exhibit 5.1

[LETTERHEAD OF BINGHAM GREENEBAUM DOLL LLP]

September 20, 2013

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to First Merchants Corporation, an Indiana corporation (“First Merchants”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 7,277,395 shares of common stock, no par value, of First Merchants (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement of Reorganization and Merger, dated May 13, 2013, by and between CFS Bancorp, Inc., an Indiana corporation (“CFS”), and First Merchants (as it may be amended from time to time, and including all exhibits thereto, the “Merger Agreement”), pursuant to which CFS will merge with and into First Merchants (the “Merger”).

For purposes of the opinions contained herein, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies. We also have assumed with respect to all documents examined by us which contained facsimile signatures that such signatures were the original signature of the party and have the same force and effect as an original signature. In addition, in making our examination of the documents related to the subject matter hereof and the documents described herein which have been executed by parties other than First Merchants, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity, binding effect and enforceability of all such documents on such other parties in accordance with their respective terms.

As to any facts material to our opinion which we did not independently establish or verify, we have been furnished with, and have relied upon certificates of officers and other representatives of First Merchants.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the shareholders of First Merchants and the shareholders of CFS have duly adopted the Merger Agreement, and appropriate Articles of Merger have been duly filed with the Secretary of State of the State of Indiana, then (i) the Shares will be, upon issuance, duly authorized and (ii) when the Registration Statement has been declared effective by order of the Commission and, if and when the Shares have been duly issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of Indiana and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related joint proxy statement-prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bingham Greenebaum Doll LLP